Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Erickson Incorporated on Form S-3 of our report dated April 2, 2014, on the 2012 consolidated financial statements of Evergreen Helicopters, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

May 8, 2014